                                                                     Exhibit 4.1


                        DIRECTOR STOCK COMPENSATION PLAN




1. The Plan. This plan is referred to as the Director Stock Compensation Plan (the "Plan") of Maxus Energy Corporation (the "Corporation").

2. Participation. All directors of the Corporation who are not full time employees of the Corporation shall be participants ("Non-employee Directors") under the Plan.

3.   Grants/Purchases.
     (a) On the effective date of the Plan (the "Effective Date"), the entitlement of each person who is then a Non-employee Director to an annual retainer for service as a Non-employee Director (the "Annual Retainer") will be suspended for the four calendar-month period beginning with the month in which the Effective Date falls. On December 31, 1994, each such Non-employee Director shall receive, in lieu of 100% of that portion of the Annual Retainer he would otherwise have been entitled to receive for such four calendar-month period, a number of shares of common stock, $1.00 par value ("Common Stock"), of the Corporation equal to 6,800 divided by the "Fair Market Value" (as defined below) of the Common Stock as of December 31, 1994, rounded down to the next whole number if the quotient is not a whole number.

     (b) On the date of each annual meeting of stockholders for the election of directors of the Corporation ("Annual Meeting"), the entitlement of each person who is elected as a Non-employee Director on or who otherwise continues to serve as a Non-employee Director after such date to the Annual Retainer will be suspended for the four calendar-month period beginning with the month in which the relevant Annual Meeting falls. On the last day of any such four calendar-month period, each such Non-employee Director shall receive, in lieu of 100% of that portion of the Annual Retainer he would otherwise have been entitled to receive for such four calendar-month period, a number of shares of Common Stock equal to 34% of the amount of the then applicable Annual Retainer divided by the Fair Market Value of the Common Stock as of such date, rounded down to the next whole number if the quotient is not a whole number.

     (c) If a Non-employee Director ceases to be a Non-employee Director during any four calendar-month period referred to in paragraph (a) or (b) above, then the number of shares of Common Stock to which such Non-employee Director would otherwise be entitled under said paragraph (a) or (b) for said four calendar-month period shall be reduced by multiplying such number of shares by a fraction the numerator of which is the number of months during said four calendar-month period in which such Non-employee Director served as a Non-employee Director of the Corporation and the denominator of which is four.

4. Coordination With Deferred Compensation Plan. Notwithstanding any other provision hereof, if a Non-employee Director defers, under the Corporation's Deferred Compensation Plan for Directors ("DCP"), all or a portion of his Annual Retainer for any four calendar-month period referred to in Section 3 ("Deferral Period"), then such Non-Employee Director shall receive in lieu of the number of shares of Common Stock provided for under
     Section 3 with respect to the applicable Deferral Period a number of shares of Common Stock equal to "x" divided by "y", rounded down to the next whole number if the quotient is not a whole number, where "x" is equal to (i) 6,800 minus that portion of the Annual Retainer actually deferred under the DCP by such Non-employee Director with respect to said Deferral Period, in the event said Deferral Period is the period described paragraph (a) of
     Section 3, or

     (ii) 34% of the amount of the then applicable Annual Retainer minus that percentage of the then applicable Annual Retainer actually deferred under the DCP by such Non-employee Director with respect to said Deferral Period, in the event said Deferral Period is a period described in paragraph (b) of
     Section 3, and "y" is equal to the Fair Market Value of the Common Stock on the last day of the applicable Deferral Period.

     If a Non-employee Director ceases to be a Non-employee Director during any Deferral Period referred to above, then the number of shares of Common Stock to which such Non-employee Director would otherwise be entitled under this Section 4 for said Deferral Period shall be reduced by multiplying such number of shares by a fraction the numerator of which is the number of months during the applicable Deferral Period in which such Non-employee Director served as a Non-employee Director of the Corporation and the denominator of which is four.

5. Fair Market Value. As used in the Plan (unless a different method of calculation is required by applicable law), "Fair Market Value" on any date shall mean the closing price of the Common Stock as reported on the New York Stock Exchange Composite Transactions Report (or any other consolidated transactions reporting system which may subsequently replace such Composite Transactions Report) for the New York Stock Exchange trading day immediately preceding such date or, if there are no sales on such date, the next preceding date on which there were sales.


6. Effective Date; Amendment; Termination. The Plan shall be effective September 1, 1994. The Corporation may at any time, in its sole discretion, amend or terminate the Plan by action of its board of directors. Any provision in the immediately preceding sentence to the contrary notwithstanding, the Plan may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

7. Registration; Etc. Notwithstanding any other provision hereof, no Common Stock shall be granted or purchased under the Plan unless the Common Stock to be issued in connection with such grant or purchase is subject to an effective registration statement under the Securities Act of 1933, as amended, or if such exercise would result in a violation of any applicable federal or state securities laws. The Corporation will use reasonable efforts to comply with any such applicable laws.

8. Suspension. Any provision herein to the contrary notwithstanding, if on the date of any grant or purchase of Common Stock hereunder the General Counsel ("General Counsel") of the Corporation determines, in his sole discretion, that the Corporation is in possession of material, undisclosed information that would prevent it from issuing securities, the grant or purchase of such Common Stock will be suspended until the General Counsel determines, in his sole discretion, that the Corporation is no longer in possession of material, undisclosed information that would prevent it from issuing securities. The General Counsel may only suspend the date of grant or purchase; the amount and other terms of any such grant or purchase will be as set forth in the Plan, except the four calendar-month period for which a Non-employee Director forgoes his right to receive the Annual Retainer will be determined as of the date such Common Stock is granted or purchased. Any determination by the General Counsel will be made in writing.